Heartland Payment Systems 90 Nassau Street
Princeton, NJ 08542 888.798.3131
HeartlandPaymentSystems.com

HEARTLAND PAYMENT SYSTEMS REPORTS RECORD QUARTERLY EARNINGS

THIRD QUARTER ADJUSTED EARNINGS PER SHARE INCREASE 22%

All-time quarterly record New Margin Installed

Princeton, NJ - October 30, 2013 - Heartland Payment Systems, Inc. (NYSE: HPY), one of the nation's largest payment processors and leading provider of merchant business solutions, today announced Adjusted Net Income and Adjusted Earnings per Share of $25.1 million and $0.66, respectively, for the quarter ended September 30, 2013, up 14% and 22% compared with Adjusted Net Income and Adjusted Earnings per Share of $22.0 million and $0.54, respectively, for the quarter ended September 30, 2012. GAAP net income from continuing operations for the quarter ended September 30, 2013 was $22.0 million, or $0.58 per share, compared with $18.9 million, or $0.47 per share for the quarter ended September 30, 2012. Adjusted Net Income and Adjusted Earnings per Share are non-GAAP measures that are detailed later in this press release in the section “Reconciliation of Non-GAAP Financial Measures.”

Highlights for the third quarter of 2013 include:

•	Record Small and Mid-Sized Enterprise (SME) quarterly transaction processing volume of $19.6 billion, up 3.9% from the third quarter of 2012

•	Record quarterly Net Revenue of $153.2 million, up 9.5% from the third quarter of 2012

•
Operating Margin on Net Revenue of 22.8%, compared with 23.4% for the same quarter in 2012. The operating margin for the first nine months of this year was 21.1%, down slightly from 21.3% for the first nine months of last year

•	Same store sales rose 1.6% and volume attrition was 13.1% in the third quarter of 2013

•	An all-time record $18.5 million new margin installed, up 28% from the third quarter of 2012, with new card margin installed up 29% in the quarter

•
The combination of share-based compensation and acquisition-related amortization reduced earnings by $4.8 million pre-tax, or approximately $0.08 per share, compared with $5.0 million pre-tax, or $0.07 per share in the third quarter of 2012

Robert Carr, Chairman and CEO, commented, "Record results this quarter once again reflect the growing strength of the Heartland franchise and our ability to deliver true value for our merchants. This quarter we achieved record new margin installed, led by strong growth in our SME card business, as we continued to successfully add highly productive new relationship managers. The continued increase in new SME card margin installed is key to accelerating the rate of organic card net revenue growth. Non-card businesses such as Payroll, Campus Solutions and Micropayments also performed exceptionally well this quarter. And, we managed to achieve strong operating margins despite an increase in the level of investment spending incurred over the past three months. In a market that is in the midst of a wave of change, Heartland is responding with innovative new products and services that help improve our merchants' businesses, while creating value for our shareholders."

SME card processing volume for the three months ended September 30, 2013 was up 3.9% from the year-ago quarter to $19.6 billion, as new card margin installed grew 29%, same store sales rose 1.6% and volume attrition was 13.1%. Net revenue in the quarter increased 9.5% over the prior year, with steady growth in card processing, a more than doubling in Payroll, strong contribution from Campus Solutions and an 88% increase in Micropayments. Operating income in the quarter was a record $34.9 million. The operating margin was 22.8% of net revenue for the quarter, down from a year ago as savings from a reduction in the rate of general and administrative expense growth compared to the first half of the year were invested in new growth initiatives. In the aggregate, share-based compensation and acquisition related amortization expense reduced earnings by $0.08 per share in the third quarter of 2013, compared to $0.07 per share in the third quarter of 2012.

Mr. Carr continued. "Recent investments in Leaf and Tabbed Out, new partnerships with Bigcommerce in eCommerce, and the introduction of our innovative SaaS solution in Heartland School Solutions that helped us win the Chicago Board of Education contract, are examples of how our vision is driving an exciting transformation of our business in a constantly changing world. In contrast to the development of new standalone products and applications, we are taking an integrated view of the role technology can play in the evolving needs of the small to mid-sized merchant. And, our proprietary sales organization provides us with the industry's single largest network of qualified professionals who have earned the trust and confidence of merchants as not just a vendor, but as consultants who have their best interests at heart. This is why I feel Heartland has never been in a better position to capitalize on the tremendous growth opportunities unfolding before us, and to create significant value for our shareholders."

NINE MONTH RESULTS:
Adjusted net income from continuing operations and related earnings per share for the first nine months of 2013 were $67.6 million or $1.77 per share, respectively, compared with $58.6 million, or $1.45 per share, respectively, in the first nine months of 2012. Net revenue for the first nine months of 2013 was $450 million, up 13.1% compared with the first nine months of 2012. For the first nine months of 2013, GAAP net income from continuing operations was $57.3 million or $1.50 per share, compared with $49.9 million, or $1.23 per share for the first nine months of 2012. Year-to-date 2013, share-based compensation and acquisition-related amortization expense have reduced net income by $10.3 million, or $0.27 per share, compared with $8.7 million, or $0.22 per share in the first nine months of 2012.

FULL YEAR 2013 GUIDANCE:
For full year 2013, we now expect Net Revenue to be between approximately $600 million and $605 million. Adjusted Earnings are expected to be between $2.30 and $2.33 per share, which is net of $0.37 per share of combined acquisition-related amortization and share-based compensation expense. Additionally, 2013 Adjusted Earnings will reflect an estimated $0.04 per share of proportionate losses on the consolidation of Leaf.

BOARD DECLARES QUARTERLY DIVIDEND; SHARE REPURCHASE PROGRAM UPDATE
The Company also announced that the Board of Directors declared a quarterly dividend of $0.07 per common share payable December 13, 2013 to shareholders of record on November 22, 2013. In the third quarter, the Company utilized approximately $6 million in cash to repurchase approximately 158,000 shares at an average cost of $38.00 per share, raising the amount of cash used to repurchase shares to over $40 million so far this year. At the end of the quarter, approximately $64.6 million remained outstanding on the Company's existing repurchase authorization.

CONFERENCE CALL:
Heartland Payment Systems, Inc. will host a conference call on October 30, 2013 at 8:30 a.m. Eastern Time to discuss financial results and business highlights. Heartland Payment Systems invites all interested parties to listen to its conference call, broadcast through a webcast on the Company's website. To access the call, please visit the Investor Relations portion of the Company's website at: www.heartlandpaymentsystems.com. The conference call may be accessed by calling (888) 510-1765. Please provide the operator with PIN number 2370591. The webcast will be archived on the Company's website within two hours of the live call.

About Heartland Payment Systems
Heartland Payment Systems, Inc. (NYSE: HPY), the fifth-largest payments processor in the United States, delivers credit/debit/prepaid card processing, mobile commerce, eCommerce, marketing solutions, security technology, payroll solutions and related business solutions and services to more than 275,000 business and educational locations nationwide. A FORTUNE 1000 company, Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. Heartland also established The Sales Professional Bill of Rights to advocate for the rights of sales professionals everywhere. More detailed information can be found at HeartlandPaymentSystems.com, HeartlandPaymentSystems.com/Careers, Heartlandpaymentsystems.com/Blog or following the company on Twitter @HeartlandHPY and Facebook at facebook.com/HeartlandHPY.

Forward-looking Statements

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including risks and additional factors that are described in our Securities and Exchange Commission filings, including but not limited to our annual report on Form 10-K for the year ended December 31, 2012. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Contact
Joe Hassett
Gregory FCA Communications
27 West Athens Ave.
Ardmore, PA 19003
Tel: 610-228-2110
Email: Heartland_ir@gregoryfca.com

TABLES FOLLOW

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Total revenues	$557,129	$530,677	$1,604,992	$1,513,471
Costs of services:
Interchange	350,734	336,628	1,003,039	965,318
Dues, assessments and fees	53,165	54,121	152,146	150,494
Processing and servicing	60,195	54,344	177,968	165,910
Customer acquisition costs	10,838	10,647	31,554	33,346
Depreciation and amortization	5,454	5,344	14,066	14,168
Total costs of services	480,386	461,084	1,378,773	1,329,236
General and administrative	41,871	36,787	131,242	99,645
Total expenses	522,257	497,871	1,510,015	1,428,881
Income from operations	34,872	32,806	94,977	84,590
Other income (expense):
Interest income	29	31	95	169
Interest expense	(1,243)	(938)	(3,746)	(2,544)
Provision for processing system intrusion costs	(13)	(290)	(252)	(528)
Other, net	103	(921)	182	(925)
Total other expense	(1,124)	(2,118)	(3,721)	(3,828)
Income from continuing operations before income taxes	33,748	30,688	91,256	80,762
Provision for income taxes	11,857	11,745	34,039	30,893
Net income from continuing operations	21,891	18,943	57,217	49,869
Income from discontinued operations, net of income tax of $—, $229, $2,135 and $555	—	624	3,970	1,512
Net income	21,891	19,567	61,187	51,381
Less: Net income (loss) attributable to noncontrolling interests
Continuing operations	(90)	—	(90)	—
Discontinued operations	—	187	56	446
Net income attributable to Heartland	$21,981	$19,380	$61,221	$50,935

Amounts Attributable to Heartland:
Net income from continuing operations, net of noncontrolling interests	21,981	18,943	57,307	49,869
Income from discontinued operations, net of income tax and noncontrolling interests	—	437	3,914	1,066
Net income attributable to Heartland	21,981	19,380	61,221	50,935

Basic earnings per share:
Income from continuing operations	$0.60	$0.49	$1.56	$1.28
Income from discontinued operations	—	0.01	0.11	0.03
Basic earnings per share	$0.60	$0.50	$1.67	$1.31

Diluted earnings per share:
Income from continuing operations	$0.58	$0.47	$1.50	$1.23
Income from discontinued operations	—	0.01	0.10	0.03
Diluted earnings per share	$0.58	$0.48	$1.60	$1.26

Weighted average number of common shares outstanding:
Basic	36,857	38,813	36,752	38,831
Diluted	38,020	40,352	38,079	40,454

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30
	2013	2012	2013	2012

Net income	$21,891	$19,567	$61,187	$51,381
Other comprehensive income (loss):
Unrealized gains on investments, net of income tax of $—, $10, $4 and $19	—	15	4	30
Unrealized gains (losses) on derivative financial instruments, net of tax of $25, $12, $121 and $20	152	(19)	315	(28)
Foreign currency translation adjustment	—	500	(54)	464
Comprehensive income	22,043	20,063	61,452	51,847
Less: Comprehensive (loss) income attributable to noncontrolling interests	(90)	337	(50)	585
Comprehensive income attributable to Heartland	$22,133	$19,726	$61,502	$51,262

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$67,156	$48,440
Funds held for customers	111,895	131,405
Receivables, net	195,678	180,448
Investments	4,650	1,199
Inventory	10,268	9,694
Prepaid expenses	12,957	10,421
Current tax assets	5,588	—
Current deferred tax assets, net	10,382	10,475
Assets held for sale	—	17,044
Total current assets	418,574	409,126
Capitalized customer acquisition costs, net	57,711	56,425
Property and equipment, net	139,160	125,031
Goodwill	191,172	168,062
Intangible assets, net	52,147	53,594
Deposits and other assets, net	449	1,176
Total assets	$859,213	$813,414

Liabilities and Equity
Current liabilities:
Due to sponsor banks	$42,633	$37,586
Accounts payable	66,175	64,065
Customer fund deposits	111,895	131,405
Processing liabilities	108,144	95,273
Current portion of borrowings	111,000	102,001
Current portion of accrued buyout liability	13,667	10,478
Accrued expenses and other liabilities	50,280	47,817
Current tax liabilities	—	4,323
Liabilities related to assets held for sale	—	1,672
Total current liabilities	503,794	494,620
Deferred tax liabilities, net	38,830	29,632
Reserve for unrecognized tax benefits	4,267	3,069
Long-term portion of borrowings	35,000	50,000
Long-term portion of accrued buyout liability	23,195	24,932
Total liabilities	605,086	602,253
Commitments and contingencies	—	—

Equity
Common stock, $0.001 par value, 100,000,000 shares authorized, 37,150,990 and 37,571,708 shares issued at September 30, 2013 and December 31, 2012; 36,853,090 and 36,855,908 outstanding at September 30, 2013 and December 31, 2012	37	38
Additional paid-in capital	236,684	222,705
Accumulated other comprehensive loss	(35)	(399)
Retained earnings	21,141	7,629
Treasury stock, at cost (297,900 and 715,800 shares at September 30, 2013 and December 31, 2012)	(10,408)	(20,187)
Total stockholders’ equity	247,419	209,786
Noncontrolling interests	6,708	1,375
Total equity	254,127	211,161
Total liabilities and equity	$859,213	$813,414

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flow
(In thousands)
(unaudited)

	Nine Months Ended September 30
	2013	2012
Cash flows from operating activities
Net income	$61,187	$51,381
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of capitalized customer acquisition costs	33,936	33,758
Other depreciation and amortization	26,070	20,641
Addition to loss reserves	2,510	1,827
(Recovery) provision for doubtful receivables	(1)	793
Deferred taxes	5,632	3,558
Share-based compensation	9,763	10,412
Gain on sale of business	(3,786)	—
Other	386	964
Changes in operating assets and liabilities:
Increase in receivables	(15,135)	(8,519)
(Increase) decrease in inventory	(524)	1,685
Payment of signing bonuses, net	(19,546)	(22,446)
Increase in capitalized customer acquisition costs	(15,676)	(12,748)
(Increase) decrease in prepaid expenses	(2,361)	1,329
(Increase) decrease in current tax assets	(1,515)	1,968
Increase in deposits and other assets	(296)	(81)
Excess tax benefits on employee share-based compensation	(8,382)	(6,175)
Increase in reserve for unrecognized tax benefits	1,198	675
Increase (decrease) in due to sponsor banks	5,048	(10,823)
Increase in accounts payable	1,656	14,593
Decrease (increase) in accrued expenses and other liabilities	(4,522)	2,423
Increase in processing liabilities	10,310	10,528
Payouts of accrued buyout liability	(11,842)	(9,401)
Increase in accrued buyout liability	13,294	12,336
Net cash provided by operating activities	87,404	98,678
Cash flows from investing activities
Purchase of investments	(5,241)	(5,225)
Maturities of investments	1,430	3,396
Decrease in funds held for customers	19,519	3,344
Decrease in customer fund deposits	(19,510)	(3,294)
Proceeds from sale of business	19,343	—
Acquisitions of businesses, net of cash acquired	(15,182)	(23,682)
Purchases of property and equipment	(36,929)	(25,029)
Net cash used in investing activities	(36,570)	(50,490)
Cash flows from financing activities
Proceeds from borrowings	9,000	26,000
Principal payments on borrowings	(15,000)	(37,253)
Proceeds from exercise of stock options	10,725	16,828
Excess tax benefits on employee share-based compensation	8,382	6,175
Repurchases of common stock	(39,632)	(48,202)
Dividends paid on common stock	(7,735)	(7,012)
Net cash used in financing activities	(34,260)	(43,464)

Net increase in cash	16,574	4,724
Effect of exchange rates on cash	1	30
Cash at beginning of year	50,581	40,301
Cash at end of period	$67,156	$45,055

Reconciliation of Non-GAAP Financial Measures And Regulation G Disclosure

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of its operating results on a continuing operations basis, namely income from operations, operating margin, net income and earnings per share, which exclude acquisition-related amortization expense and share-based compensation expense. These measures meet the definition of a non-GAAP financial measure. The Company believes that application of these non-GAAP financial measures is appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

Use and Economic Substance of the Non-GAAP Financial Measures - Management uses these non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its ongoing operating performance relative to its competitors, as certain industry competitors measure their operating results excluding acquisition-related amortization expense and share-based compensation expense, and to establish the Company’s operational goals and forecasts. Acquisition-related amortization expense and share-based compensation expense are excluded as non-cash expenses that the Company does not believe are reflective of ongoing operating results of existing and acquired businesses. Additionally, share-based compensation expense is an amount excluded from calculations of earnings per share used in measuring achievement of performance targets required for the vesting of certain performance-based share awards.

The following is an explanation of the adjustments that management excluded as part of its non-GAAP measures for the three and nine months ended September 30, 2013 and 2012:
Acquisition-related Amortization Expense - This expense consists of the amortization of intangible assets such as customer relationships, software, non-compete agreements and merchant portfolios acquired through business combinations. The Company excludes acquisition-related amortization expense from its non-GAAP measures of income from operations, operating margin, net income and earnings per share primarily because:

•	Acquisition-related amortization expense is non-cash expense that the Company does not believe is reflective of its ongoing operating results, or contributions from its acquired businesses; and

•	The Company's acquisition activity has increased significantly in recent years, with the result that acquisition-related amortization expense has become more significant.
Share-based Compensation Expense - These expenses consist of costs related to the stock options, restricted stock units, and performance share units, which the Company has granted its employees. The Company excludes share-based compensation expense from its non-GAAP measures of income from operations, operating margin, net income and earnings per share primarily because:

•	Share-based compensation expense is non-cash expense that the Company does not believe is reflective of ongoing operating results;

•
Share-based compensation expense is excluded from calculations of earnings per share used in measuring its achievement of certain performance targets required for the vesting of performance-based awards; and

•
The Company's use of performance-based share awards has increased significantly in recent years, with the result that reported share-based compensation expense can vary significantly from year to year, or quarter to quarter, in ways that may not be related to the underlying operating performance of the Company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures - Non-GAAP income from operations, operating margin, net income and earnings per share that exclude the impact of acquisition-related amortization expense and share-based compensation expense may have limitations as analytical tools, and these non-GAAP measures should not be considered in isolation from or as a replacement for GAAP financial measures, and should be considered only as supplemental to the Company's GAAP financial measures. Some of the limitations associated with the use of these non-GAAP financial measures are:

•
Acquisition-related amortization expense and share-based compensation expense that are excluded from non-GAAP income from operations, operating margin, net income and non-GAAP earnings per share can have a material impact on GAAP net income and GAAP earnings per share.

•
Other companies may calculate non-GAAP income from operations, operating margin, net income and non-GAAP earnings per share that exclude the impact of similar expenses differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Usefulness of Non-GAAP Financial Measures to Investors - The Company believes that presenting non-GAAP income from operations, operating margin, net income and non-GAAP earnings per share that exclude the impact of acquisition-related amortization expense and share-based compensation expense in addition to the related GAAP measures provides investors greater transparency to the information used by the Company's management for its financial and operational decision-making and allows investors to see the Company's results through the eyes of management. Additionally, the Company believes that the inclusion of these non-GAAP financial measures provides enhanced comparability in its financial reporting. The Company further believes that providing this information better enables its investors to understand the Company's operating performance and underlying business fundamentals, and to evaluate the methodology used by management to evaluate and measure such performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three and nine months ended September 30, 2013 and 2012 follows (in thousands except per share data):

Three Months Ended September 30, 2013	GAAP	Acquisition- related Amortization	Share-based Compensation	Adjusted Non-GAAP
Income from Operations	$34,872	$2,242	$2,625	$39,739
Operating Margin (a)	22.8%			25.9%
Net Income From Continuing Operations Attributable to Heartland	$21,981	$1,454	$1,703	$25,138
Diluted Earnings Per Share From Continuing Operations	$0.58	$0.04	$0.04	$0.66
Diluted Shares Used in Computing Earnings Per Share From Continuing Operations	38,020			38,020

Three Months Ended September 30, 2012	GAAP	Acquisition- related Amortization	Share-based Compensation	Adjusted Non-GAAP
Income from Operations	$32,806	$1,520	$3,511	$37,837
Operating Margin (a)	23.4%			27.0%
Net Income From Continuing Operations Attributable to Heartland	$18,943	$938	$2,167	$22,048
Diluted Earnings Per Share From Continuing Operations	$0.47	$0.02	$0.05	$0.54
Diluted Shares Used in Computing Earnings Per Share From Continuing Operations	40,352			40,352

Nine Months Ended September 30, 2013	GAAP	Acquisition- related Amortization	Share-based Compensation	Adjusted Non-GAAP
Income from Operations	$94,977	$6,773	$9,763	$111,513
Operating Margin (a)	21.1%			24.8%
Net Income From Continuing Operations Attributable to Heartland	$57,307	$4,237	$6,087	$67,631
Diluted Earnings Per Share From Continuing Operations	$1.50	$0.11	$0.16	$1.77
Diluted Shares Used in Computing Earnings Per Share From Continuing Operations	38,079			38,079

Nine Months Ended September 30, 2012	GAAP	Acquisition- related Amortization	Share-based Compensation	Adjusted Non-GAAP
Income from Operations	$84,590	$3,705	$10,412	$98,707
Operating Margin (a)	21.3%			24.8%
Net Income From Continuing Operations Attributable to Heartland	$49,869	$2,288	$6,430	$58,587
Diluted Earnings Per Share From Continuing Operations	$1.23	$0.06	$0.16	$1.45
Diluted Shares Used in Computing Earnings Per Share From Continuing Operations	40,454			40,454

(a) Operating Margin is measured as Income from Operations divided by Net Revenue. Net Revenue is defined as total revenues less interchange fees and dues, assessments and fees.